EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Columbia Care Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed maximum aggregate value of transaction		Fee rate	Amount of filing fee
Fees to Be Paid	$1,277,064,148	(1)	$0.0000927	$118,383.85
Fees Previously Paid	-			-
Total Transaction Valuation	$1,277,064,148	(1)
Total Fees Due for Filing				$118,383.85
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$118,383.85

(1)	Solely for the purpose of calculating the filing fee, the maximum number of common shares of Columbia Care Inc. (“Columbia Care”) to which this transaction applies is estimated to be 436,855,228, which consists of: (A) 381,832,637 common shares of Columbia Care issued and outstanding as of April 25, 2022, (B) 14,592,386 common shares of Columbia Care, representing the proportionate voting shares of Columbia Care issued and outstanding as of April 25, 2022, treated on an as if converted basis pursuant to their respective terms, (C) 27,692 common shares of Columbia Care underlying options to purchase common shares of Columbia Care, (D) 8,305,727 common shares of Columbia Care underlying outstanding restricted share units issued pursuant to the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan, (E) 7,155,204 common shares of Columbia Care underlying outstanding performance share units issued pursuant to the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan, (F) 11,482,766 common shares of Columbia Care issuable upon exercise of warrants to purchase common shares of Columbia Care and (G) 13,458,816 common shares of Columbia Care issuable upon exercise of convertible notes to purchase common shares of Columbia Care.

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by multiplying (x) 436,855,228, the aggregate number of securities to which the transaction applies, by (y) 0.5579, representing the exchange ratio for one Columbia Care Common Share to one subordinate voting share of Cresco Labs Inc. (“Cresco”), as set forth in the Arrangement Agreement (the “Arrangement Agreement”) dated as of March 23, 2022 between Columbia Care and Cresco, which exchange ratio is subject to adjustment in accordance with the terms of the Arrangement Agreement, by (z) US$5.24, representing the average of the high and low prices reported on the Canadian Securities Exchange (converted to USD based on the exchange rate on April 25, 2022 of C$1.2758 = US$1.00) for one subordinate voting share of Cresco on April 25, 2022.

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